Exhibit 99.3

EXECUTION COPY

JEFFERIES FUNDING LLC JEFFERIES & COMPANY, INC. 520 Madison Avenue New York, New York, 10022	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York, 10022	WELLS FARGO FOOTHILL, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404

June 12, 2008

COMMITMENT LETTER

Tilman J. Fertitta
c/o 1510 West Loop South
Houston, Texas 77027

Re:           Landry’s Restaurants, Inc.

Ladies and Gentlemen:

You have advised Jefferies Funding LLC (“Jefferies Funding”), Jefferies Finance LLC (“Jefferies Finance”), Jefferies & Company, Inc. (“Jefco”, together with Jefferies Funding and Jefferies Finance, the “Jefferies Commitment Parties), Wells Fargo Foothill, LLC (“WFF” and, together with the Jefferies Commitment Parties, “we” or “us”) that Tilman J. Fertitta or a newly formed entity (the “Parent”) solely owned by Tilman J. Fertitta (“you”) intends to form an entity (the “Acquiror”) to acquire (the “Acquisition”) all of the issued and outstanding capital stock of Landry’s Restaurants, Inc., a Delaware corporation (the “Target,” and together with its subsidiaries, the “Acquired Business”), from the existing stockholders of the Target (other than you).  We understand that the Acquisition will be effected by means of a merger (the “Merger”) of the Acquiror with and into the Target with the Target being the surviving entity of such merger.  Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (including fees and expenses and the refinancing (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) (the “Refinancing”) of approximately $460.0 million of existing debt required to be refinanced, net of available cash (“Existing Debt”) plus debt to be assumed of approximately $400.0 million (plus the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof) of the Acquired Business) (the “Purchase Price”) will be approximately $1,230.0 million, and that the Purchase Price, excluding debt to be assumed of approximately $400.0 million (plus the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof), will be financed with:

(i)             no borrowings (other than (i) borrowings to pay fees directly associated with the negotiation and consummation of the Senior Credit Facilities, and (ii) outstanding letters of credit in an approximate face amount of $15.0 million) under a $50.0 million senior secured revolving credit facility (the “Revolving Credit Facility”),

(ii)             up to $250.0 million (plus the amount of any required original issue discount or upfront fees payable pursuant to the Flex and Securities Demand Letter (as defined below) as a result of an increase in interest rate margins as permitted by the Flex and Securities Demand Letter) of borrowings under a senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”),

(iii)           the issuance and sale (the “Notes Offering”) of Senior Secured Notes (the “Notes”) yielding gross proceeds of $315.0 million (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of senior secured increasing rate loans (“Bridge Loans”) under a senior bridge loan facility (the “Bridge Loan Facility,” and together with the Senior Credit Facilities, the “Facilities”) in an aggregate principal amount of $315.0 million),

(iv)           the issuance and sale (the “Preferred Equity Offering” of preferred equity securities (the “Preferred Equity”), yielding gross proceeds of $50.0 million,

(v)            the contribution (the “Acquiror Equity Contribution”) in cash of at least $90.0 million by you to the Acquiror (via the Parent) as common equity, and

(vi)           the contribution (the “Rollover Equity Contribution” and, together with the Acquiror Equity Contribution, the “Equity Contribution”) of at least $125.0 million of “rollover” common equity (inclusive of outstanding options to acquire common equity) by certain existing stockholders of the Target.

The transactions in clauses (i) through (iii) above are referred to as the “Debt Financing,” and together with the Acquisition, the Merger, the Refinancing, the Preferred Equity Offering and the Equity Contribution are collectively referred to as the “Transactions.”  The sources and uses for the financing of the Transactions are as set forth on Annex A hereto.  You and your affiliates and the Target and its affiliates are referred to herein as the “Company.”  As used in this Commitment Letter and the other Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.           The Commitments.

We are pleased to inform you that:

(i)             each of Jefferies Finance and WFF hereby respectively commits, directly or through one or more of their respective affiliates, to severally (and not jointly) provide 50% of the Senior Credit Facilities, having the terms set forth on Exhibit A hereto,

(ii)            Jefferies Funding hereby commits, directly or through one or more of its affiliates, to provide the Bridge Loans, having the terms set forth on Exhibits B and C hereto; provided that Jefferies Funding shall use its commercially reasonable efforts to consummate the Notes Offering through Jefco without using the Bridge Loans, and

(iii)           Jefco hereby commits, directly or through one or more if its affiliates, to provide the Preferred Equity, having the terms set forth on Exhibit D hereto.

The commitments of Jefferies Funding, Jefco, Jefferies Finance and WFF are several and not joint and several.  The several respective commitments described in this Section 1 are collectively referred to herein as the “Commitments.”  The Commitments are, in each case, on the terms and subject to solely the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) in the case of Jefco, the engagement letter, dated May 27, 2008 (including any exhibits, schedules and annexes thereto, collectively, the “Engagement Letter”) among you and Jefco, under which you have engaged Jefco to act in connection with the Notes Offering and the Preferred Equity Offering, and (iii) the market flex and securities demand letter, dated the date hereof (including any exhibits, schedules and annexes thereto, collectively, the “Flex and Securities Demand Letter” and, together with this Commitment Letter and the Engagement Letter, the “Financing Letters”), among you and us.  Notwithstanding anything to the contrary in any Financing Letter, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities and the Preferred Equity Offering, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documentation for the Facilities and the Preferred Equity Offering (except as expressly contemplated in Exhibit D hereto under the caption “Change in Issuer of Preferred Equity”); provided that there (i) shall be no closing condition contained in the definitive documentation that is not specifically set forth in the conditions to this Commitment Letter or the Engagement Letter, and (ii) the market flex provisions of the Flex and Securities Demand Letter do not, and will not, permit the addition of additional closing conditions.  Subject to the foregoing, those matters that are not covered or made clear in the Financing Letters are subject to mutual agreement of the parties.  No party has been authorized by us to make any oral or written statements or representations that are inconsistent with the Financing Letters.

2.           Titles and Roles.  As consideration for the Commitments, you hereby agree that:

(a)           You hereby retain and, following the consummation of the Acquisition, will cause the Target and your and its respective affiliates to retain:

(i)             Jefco to act in the capacities and in connection with the matters set forth in the Engagement Letter,

(ii)            Jefferies Finance and WFF to act as co-book-runners, co-lead arrangers and co-syndication agents in connection with the Senior Credit Facilities,

(iii)           WFF to act as the sole administrative agent and sole collateral agent in connection with the Senior Credit Facilities, and

(iv)           Jefferies Funding to act as the sole book-runner, sole syndication agent, sole lead arranger, sole administrative agent and sole collateral agent in connection with the Bridge Loan Facility or any other loan to the Company (other than the Senior Credit Facilities) provided by one or more financial institutions or other lenders (including any institutional term loan) or other debt financing not covered by clause (i) above, any portion of the proceeds of which are applied, directly or indirectly, to (x) finance any portion of the purchase price to be paid in connection with the Acquisition or (y) refinance any Bridge Loans, Term Loans, Exchange Notes or Preferred Equity incurred, issued or assumed in connection therewith).

(b)           No other titles shall be awarded and no compensation (other than that expressly contemplated by the Financing Letters) shall be paid in connection with the Facilities and the Preferred Equity Offering.

Without limiting the foregoing, you shall not, and shall use best efforts to not permit the Target or any of your or its affiliates, directly or indirectly, to contact or use any other financial institution or other source of capital in connection with any financing referred to in Section 2(a) above.

3.           Conditions Precedent.  The closing of the Facilities, the making of the initial loans and other extensions of credit under the Facilities and the purchase of the Preferred Equity are conditioned solely upon satisfaction or waiver of the following conditions: (i) there shall not have been any event, development, change or circumstance since December 31, 2007 (the date of the most recent audited financial statements of the Acquired Business delivered to us as of the date hereof) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a Material Adverse Effect (as defined in Exhibit E hereto), (ii) no banking moratorium shall have been declared by either federal or state authorities, (iii) we shall not have become aware after the date hereof of any information, circumstance, development, or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections (as defined below)) affecting the Parent, Borrower (each as defined in Exhibit A hereto), the Acquiror and their respective subsidiaries (including the Acquired Business), you, any Transaction or any other matter contemplated by the Financing Letters (the “New Information”) that we reasonably believe to be inconsistent with any information disclosed to us prior to the date hereof (the “Disclosed Information”), which, if such New Information were to be regarded as a change from the Disclosed Information, would be regarded as materially adverse to the interests of the Investors (as defined below), and (iv) the other conditions, agreements and covenants set forth or referred to in the Financing Letters.

4.           Syndication.

(a)           We reserve the right, prior to or after execution of the definitive documentation for the Facilities and the Preferred Equity Offering, to syndicate all or part of the Commitments to third parties identified by the Applicable Committing Parties (as defined below), in consultation with you (collectively, including the proposed purchasers of the Preferred Equity in the Preferred Equity Offering, “Investors”).  “Applicable Committing Parties” means: (i) in the case of the Senior Credit Facilities, Jefferies Finance and WFF, (ii) in the case of the Bridge Loan Facility, Jefferies Funding, and (iii) in the case of the Preferred Equity Offering, Jefco.  The Commitments shall be reduced dollar-for-dollar, as applicable, as and when corresponding commitments are received from any Investors; provided that no such reduction shall relieve us of our obligation to fund on the Closing Date the portion of the Commitments so reduced to the extent any Investor fails, upon satisfaction or waiver of all conditions contained in the Financing Letters to such Investor making its initial extensions of credit on the Closing Date, to fund its Commitment on the Closing Date.  The Applicable Committing Parties will, in consultation with you, exclusively manage all aspects of any syndication, including decisions as to the selection of prospective Investors to be approached, when they will be approached, when their commitments will be accepted, which prospective Investors will participate, the allocation of the commitments among the Investors, and the amount and distribution of fees.  To assist us in our respective syndication efforts and the Preferred Equity Offering, you agree to use commercially reasonable efforts to prepare and provide promptly to us (and to use commercially reasonable efforts to cause the Acquired Business to prepare and provide to us) all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b)           We intend to commence our syndication efforts and the Preferred Equity Offering promptly upon execution of this Commitment Letter, and you agree to assist us actively in our syndication efforts until (A) the reduction of the commitments and outstanding loans and other extensions of credit of (i) Jefferies Funding and its affiliates in respect of the Bridge Loan Facility to zero, and (ii) Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities to $45.0 million or less in the aggregate, and (B) the consummation of the Preferred Equity Offering.  Such assistance shall include:

(i)             using commercially reasonable efforts to ensure that our efforts benefit materially from your and the Acquired Business’ existing lending and investment banking relationships,

(ii)            direct contact between your senior management, representatives and advisors and the proposed Investors (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Investors),

(iii)           your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”), and other marketing materials to be used in connection with the syndication of the Commitments and/or the Preferred Equity Offering (together with all Confidential Information Memoranda, the “Materials”),

(iv)           the provision to us of copies of any due diligence reports or memoranda prepared at your direction or any of your affiliates (other than, prior to the Acquisition, the Acquired Business) by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure agreements as shall be reasonably requested,

(v)            prior to the launch of the syndication of the Commitments and the Preferred Equity Offering, the obtaining of monitored public ratings for the Facilities and corporate family/corporate credit ratings from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and

(vi)           the hosting, with us, of meetings with prospective Investors.

(c)           You agree, at our request, to assist in the preparation of a version of any Materials that consists exclusively of Public Investor Information (as defined below).  In addition, you agree that, unless specifically labeled “Private – Contains Non-Public Information”, no Materials disseminated to  potential Investors in connection with the syndication of the Facilities, whether through an internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). You acknowledge and agree that the following documents contain and shall contain solely Public Investor Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final definitive documentation with respect to the Facilities, (ii) administrative materials prepared by the Applicable Committing Parties for prospective Investors (including an investor meeting invitation, investor allocation, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Facilities.  As used herein, the term “Material Non-Public Information” means information or documentation that is (i) not publicly available and (ii) material with respect to the Company or any of its securities for purposes of United States federal and state securities laws, and the term “Public Investor Information” means any information and documentation that is not Material Non-Public Information.

(d)           You agree that the Commitments are expressly conditioned upon your satisfaction of the requirements of the foregoing provisions of this Section 4 by a date sufficient to provide the Commitment Parties with a reasonable opportunity to (A) reduce the commitments and outstanding loans and other extensions of credit of (i) Jefferies Funding and its affiliates in respect of the Bridge Loan Facility to zero, and (ii) Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities to $45.0 million or less in the aggregate and (B) complete the Preferred Equity Offering prior to the Closing Date (as defined in Exhibit A hereto); provided that the syndication of the Facilities and a successful sale of the Preferred Equity is not a condition to the Commitments hereunder.

(e)           You agree that all Materials and Information (as defined below) (including draft and execution versions of the definitive documentation and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks or SyndTrak workspace), e-mail or other electronic transmissions).  Without limiting the foregoing, you authorize, and prior to the consummation of the Acquisition, will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, and following the consummation of the Acquisition will cause the Acquired Business to authorize the use of your and its logos in connection with any such dissemination; provided that such authorization shall not give us any right to use such logos for any purpose other than in connection with such dissemination.  You further agree that, at our respective expense, we may, with your approval, which may not be unreasonably withheld, delayed or conditioned, place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5.           Information.  You represent, warrant and covenant that:

(a)           all information (including the Materials, the “Information”), other than the Projections, that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives is or will be, when furnished, complete and correct in all material respects,

(b)           none of the Information shall, when furnished or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

(c)           all projections that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the historical audited financial statements of the Acquired Business and (ii) assumptions that are reasonable at the time made and at the time the related Projections are made available to us, it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

You agree that if at any time any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished, and such representations and warranties were then being made, at such time, you will promptly supplement the Information and/or the Projections, as the case may be, so that such representations and warranties will be correct under those circumstances.

You shall be solely responsible for Information (including contents of all Materials).  We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.  You shall (i) furnish us with all Information and data that we shall reasonably request in connection with our activities on behalf of you and your affiliates, and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

6.           Clear Market.  You agree that, from the date hereof until the earlier of (a) the reduction of the commitments and outstanding loans and other extensions of credit of (i) Jefferies Funding and its affiliates in respect of the Bridge Loan Facility to zero, and (ii) Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities to $45.0 million or less in the aggregate or, if later, the completion of the Preferred Equity Offering, and (b) 180 days following the Closing Date, you will not, and, following the consummation of the Acquisition, you will not permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt, equity-linked or equity security of you, the Acquired Business or any of your or its respective affiliates (other than the financings included in the Transactions and the issuance by the Acquired Business of stock options or restricted stock awards in the ordinary course of business), including any renewals or refinancings of any existing debt facility, without our prior written consent, if such syndication, placement, sale or issuance would reasonably be expected to have a detrimental effect upon the Transactions, the reduction of the commitments and outstanding loans and other extensions of credit of (A) Jefferies Funding and its affiliates in respect of the Bridge Loan Facility to zero and (B) Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities to $45.0 million or less in the aggregate, or the completion of the Preferred Equity Offering.

7.           Fees and Expenses.  As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid the fees, expenses and other amounts set forth in the Financing Letters.

8.           Indemnification.  As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification and other matters contained in Annex B hereto, which is hereby incorporated by reference in this Commitment Letter.

9.           Confidentiality.  This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform each of us promptly thereof and to cooperate with us, at our expense, in securing a protective order in respect thereof), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) to rating agencies in connection with their review of the Facilities and the Preferred Equity Offering or the Company, (d) the information contained in this Commitment Letter may be disclosed in any Confidential Information Memorandum, and (e) this Commitment Letter (but not any other Financing Letter) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions.

We acknowledge that any non-public information contained in the Information is being delivered to us on the understanding that neither such information nor the existence of this Commitment Letter or any other Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof), (b) to our and our affiliates’ officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) to rating agencies in connection with their review of the Facilities and the Preferred Equity Offering or the Company, (d) the information contained in this Commitment Letter may be disclosed in any Confidential Information Memorandum, and (e) this Commitment Letter (but not any other Financing Letter) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by the Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10.           Conflicts of Interest.  You acknowledge and agree that:

(a)           Jefferies Funding, Jefferies Finance and Jefco and/or their respective affiliates and subsidiaries (the “Jefferies Group”), in their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) the respective duties of Jefferies Funding, Jefferies Finance and Jefco hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group, Jefferies Funding, Jefferies Finance, Jefco and any other member of the Jefferies Group may, at any time, (A) provide services to any other person, (B) engage in any transaction (on Jefferies Funding’s, Jefferies Finance’s or Jefco’s or their own account or otherwise) with respect to you or any member of the same group as you or (C) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), except that Jefferies Funding, Jefferies Finance, Jefco and any other member of the Jefferies Group may not represent or provide financing to any Third Party as a bidder for the Acquired Business or in any transaction that competes with the Acquisition, without your consent, for a period of 180 days following termination of the Commitments, and may retain for Jefferies Funding’s, Jefferies Finance’s, Jefco’s or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or that any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be shared with or used by Jefferies Funding, Jefferies Finance, Jefco or any other member of the Jefferies Group in performing services or providing advice to any Third Party or otherwise, except as expressly permitted in Section 9.  You accept that permanent or ad hoc arrangements/information barriers may be used between and within the divisions of Jefferies Funding, Jefferies Finance and Jefco or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(b)           WFF and/or its affiliates and subsidiaries (the “WFF Group”), in their respective capacities as principal or agent are or may be involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) the respective duties of WFF hereunder and (ii) the duties or interests or other duties or interests of another member of the WFF Group, WFF and any other member of the WFF Group may, at any time, (A) provide services to any other person, (B) engage in any transaction (on WFF’s or their own account or otherwise) with respect to you or any member of the same group as you or (C) act in relation to any matter for any Third Party, except that WFF and any other member of the WFF Group may not represent or provide financing to any Third Party as a bidder for the Acquired Business or in any transaction that competes with the Acquisition, without your consent, for a period of 180 days following termination of the Commitments, and may retain for WFF’s or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or that any member of the WFF Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be shared with or used by WFF or any other member of the WFF Group in performing services or providing advice to any Third Party or otherwise, except as expressly permitted in Section 9.  You accept that permanent or ad hoc arrangements/information barriers may be used between and within the divisions of WFF or divisions of other members of the WFF Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c)           information that is held elsewhere within Jefferies Funding, Jefferies Finance, Jefco, WFF, the Jefferies Group or the WFF Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d)           neither we nor any other member of the Jefferies Group or the WFF Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our respective business or its business,

(e)           (i) neither we nor any of our respective affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Financing Letters, (ii) Jefferies Funding, Jefferies Finance, Jefco, WFF and their respective affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our respective affiliates, and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates, or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (A) any breach or alleged breach of fiduciary duty, or (B) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of any of us or the failure of any of our respective affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f)           neither we nor any of our respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us of the Company, the Transactions, the other transactions contemplated by the Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.           Choice of Law;  Jurisdiction; Waivers.  The Financing Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).  To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York of the State of New York in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding shall be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above.  You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding arising out of or relating to the Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby.  The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12.           Miscellaneous.

(a)           This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b)           You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void).  We may assign the Commitments hereunder to one or more Investors (in consultation with you), whereupon we shall be released from the portion of the Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of the Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver of all conditions contained in the Financing Letters to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date.  Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion.  You also agree that we may at any time and from time to time assign all or any portion of the Commitments hereunder to one or more of our affiliates; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of the Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver of all conditions contained in the Financing Letters to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date.  You further acknowledge that (i) we may share with any of our affiliates, and such affiliates may share with us, any information related to you, the Transactions, the Acquired Business or the Acquiror (and your and their respective affiliates), or any of the matters contemplated in the Financing Letters.

(c)           This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex B hereto) and your, our and their respective successors and permitted assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d)           The Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder.  The Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)           You acknowledge that, subject to Section 10, we and our affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Business and that, in such capacity, we and our affiliates may acquire information about the Acquired Business, the Acquisition, and such other potential purchasers and their strategies and proposals, but we and our affiliates shall have no obligation to disclose to you the substance of such information or the fact that we or our affiliates are in possession thereof.

(f)           You agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(g)           The obligations and duties under the Financing Letters of you and, upon their becoming bound by the provisions hereof, the other Credit Parties shall be joint and several.  You and, upon their becoming bound by the provisions of the Financing Letters, each other Credit Party hereby waives any and all suretyship defenses available to you or it arising out of the joint and several nature of your and its duties and obligations under the Financing Letters.

(h)           We hereby notify you and, upon their becoming bound by the provisions hereof, each other Credit Party (as defined in Exhibit A hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (March 9, 2006) (the “Patriot Act”), we and each Investor may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Investor to identify the Credit Parties in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Investor. You agree that we shall be permitted to share any or all such information with the Investors.

(i)           Solely to avoid confusion, we acknowledge and confirm that nothing contained herein shall in any way obligate Target or the Acquired Business to engage any of us or any of our respective affiliates, or to take or refrain from taking any actions, at any time prior to the closing of the Acquisition.

13.           Amendment; Waiver.  This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto.  No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time.  To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14.           Credit Parties to Become Parties.  You shall cause each of the Credit Parties to become jointly and severally liable, effective upon the closing of the Acquisition, for any and all of your liabilities and obligations relating to, or arising out of, any of your duties, responsibilities and obligations under the Financing Letters.

15.           Surviving Provisions.  Notwithstanding anything to the contrary in this Commitment Letter (subject to the next sentence): (i) Sections 7 through 14, 16, 17 and this Section 15 shall survive the expiration or termination of this Commitment Letter, regardless of whether definitive financing documentation has been executed and delivered, and (ii) Sections 2, 4 and 6 through 13 and 16 shall survive execution and delivery of the definitive financing documentation.

16.           Amendment of Engagement Letter.  Section 2(b) of the Engagement Letter is hereby amended by deleting the first proviso to the second sentence in its entirety and substituting in lieu thereof the following new proviso:  “; provided that you shall have the right, within 21 days following the execution and delivery of the Commitment Letter by the parties thereto (but not thereafter), to allocate up to 40.0% (in the aggregate) of the economics payable directly in connection with the Debt Financings and the Preferred Equity Offering to one or more third parties”.  Notwithstanding anything to the contrary in the Engagement Letter, for purposes of Section 3(c) of the Engagement Letter, all references to “us” and/or “our” shall be deemed to mean the Jefferies Commitment Parties and WFF.

17.           Acceptance, Expiration and Termination.  Please indicate your acceptance of the terms of the Financing Letters by returning to us executed counterparts of the Financing Letters not later than 5:00 p.m., New York City time, on June 16, 2008 (the “Deadline”).  The Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Financing Letter (other than the Engagement Letter, which was executed and delivered prior to the date hereof) on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time.  Thereafter, except with respect to any provision that expressly survives pursuant to Section 15, this Commitment Letter (but not the other Financing Letters) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Acquisition, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on November 15, 2008 (the “Drop-Dead Date”); provided that we may extend such date by up to 90 days at our sole election, which may be given or withheld in our sole discretion.  Prior to such date, we may terminate this Commitment Letter if any event occurs or information becomes available that results in the failure to satisfy any condition precedent set forth or referred to in this Commitment Letter on the Drop-Dead Date.  In addition, Jefferies Funding’s Commitment hereunder to provide Bridge Loans shall terminate upon the closing of the sale of the Notes (in escrow or otherwise) yielding gross proceeds of at least $315.0 million (plus the amount of any increase in the size of the Notes Offering pursuant to Section 1(a)(vii) of the Flex and Securities Demand Letter).

[Remainder of page intentionally blank]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FUNDING LLC

By:	/s/ Brent Stevens
	Name:	Brent Stevens
	Title:	Exec. Vice President

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess
	Name:	E.J. Hess
	Title:	Managing Director

JEFFERIES & COMPANY, INC.

By:	/s/ Brent Stevens
	Name:	Brent Stevens
	Title:	Exec. Vice President

WELLS FARGO FOOTHILL, LLC

By:	/s/ Russell W. Parks III
	Name:	Russell W. Parks III
	Title:	Senior Director

Accepted and agreed to as of the
date first above written:

/s/ Tilman J. Fertitta
TILMAN J. FERTITTA

ANNEX A TO COMMITMENT LETTER

SOURCES AND USES OF FUNDS

($ millions)

SOURCES			USES
Senior Term Loan Facility	$250.0		Cash purchase price of Acquired Business	$346.0
Revolving Credit Facility	$0.0		Assumed Debt	$400.0	[1]
Bridge Loan Facility	$315.0		Refinancing	$464.0	[2]
Preferred Equity Offering	$50.0		Estimated Fees and Expenses	$20.0
Acquiror Equity Contribution	$90.0
Rollover Equity Contribution	$125.0
Assumption of Indebtedness	$400.0	[3]
	___________			___________
Total Sources	$1230.0		Total Uses	$1230.0

The Revolving Credit Facility is expected to be undrawn on the Closing Date (other than (i) for borrowings to pay fees directly associated with the negotiation and consummation of the Senior Credit Facilities, and (ii) outstanding letters of credit in an approximate face amount of $15.0 million).

*  *  *

[1]
This amount is subject to increase by the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof.

[2]	Assumed estimated balance on the Closing Date, plus applicable premiums.

[3]
This amount is subject to increase by the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof.

Annex A-1

ANNEX B TO COMMITMENT LETTER

INDEMNIFICATION

Except as otherwise defined in this Annex B, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

You hereby agree to indemnify and hold harmless Jefferies Funding, Jefferies Finance, Jefco, and WFF (individually and collectively, “we” or “us”), the Investors in the Debt Financing and the Preferred Equity Offering and each of our and their respective affiliates (including Jefferies Finance LLC) and subsidiaries and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (“Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Financing Letters, the Debt Financing, the Preferred Equity Offering, the use of the proceeds of the Debt Financing or the Preferred Equity Offering (or any portion thereof), the Transactions, any of the other transactions contemplated by the Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”), directly or indirectly, arising out of, relating to, or resulting from, or otherwise in connection with, any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any indemnified person is a party thereto or whether such Claim is brought by you, any of your affiliates or a third party, and, in addition, to reimburse each indemnified person upon demand at any time and from time to time for all reasonable out-of-pocket legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth in this Annex B); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted primarily from the gross negligence or willful misconduct of such indemnified person.  In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or the Preferred Equity Offering or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or the Preferred Equity Offering or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise.  In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could reasonably be expected to be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Financing Letter, unless (i) such indemnified person and each other indemnified persons from which such indemnified person could have sought indemnification or contribution have given their prior written consent or (ii) the settlement, compromise, consent or termination includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim.

Annex B-1

If for any reason (other than the gross negligence or willful misconduct of an indemnified person as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations.  Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons toward all Losses shall not exceed the amount of fees actually received by Jefferies Funding, Jefferies Finance and Jefco pursuant to the Engagement Letter.  For the purposes of this paragraph, it is hereby further agreed that (x) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (ii) the fees actually paid to Jefferies Funding, Jefferies Finance and Jefco under the Engagement Letter and (y) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you  (and/or any of your affiliates and subsidiaries and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons) (collectively, the “Acquiror Group”) or us and your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

In addition, you shall reimburse the indemnified persons for all reasonable expenses (including reasonable fees and expenses of counsel), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not in connection with any action, claim litigation, investigation or proceeding in which any indemnified person is a named party or whether such Claim is brought by you, any of your affiliates or a third party.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Financing Letters (notwithstanding any other provision of any Financing Letter or the definitive documentation for the Facilities or the Preferred Equity Offering), (iii) shall apply to any modification, amendment, waiver or supplement of our commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

*  *  *

Annex B-2

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF SENIOR CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Senior Credit Facilities and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit A  have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	Initially, the Acquiror; provided that immediately following the Merger, by operation of law, Landry’s Restaurants, Inc., a Delaware corporation shall become the borrower (the “Borrower”).

Guarantors
The direct parent company of the Borrower (the “Parent”) and each of its direct and indirect subsidiaries (other than (i) the entity that owns the Golden Nugget Hotels (the “Gaming Business”, (ii) other unrestricted subsidiaries meeting criteria to be determined (“Unrestricted Subsidiaries”), and (iii) any subsidiary that is a “controlled foreign corporation,” within the meaning of section 957 of the US Tax Code (a “CFC”) to the extent making such CFC a guarantor would result in material adverse tax consequences to the Borrower) (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).  Any of Parent or its direct or indirect subsidiaries that is not a Guarantor pursuant to the preceding sentence is referred to herein as a “non-Guarantor”.

Co- Lead Arrangers and Co-Book Runners	WFF, Jefferies Finance and/or one or more of their respective designees (in such capacities, the “Arrangers”). The Arrangers will perform the duties customarily associated with such role.

Co-Syndication Agents	WFF, Jefferies Finance and/or one or more of their respective designees (in such capacities, the “Syndication Agents”).

Administrative Agent	WFF and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	WFF and/or one or more of its designees (in such capacity, the “Collateral Agent”).

Lenders	A syndicate of banks, financial institutions and other entities (the “Lenders”) arranged by the Arrangers in consultation with the Acquiror.

Exhibit A-1

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 17 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Senior Loan Documents	The definitive documentation governing or evidencing the Senior Credit Facilities (the “Senior Loan Documents”).
II. Types and Amounts of Senior Credit Facilities

Tranche A Term Loan Facility
A five-year term loan facility (the “Tranche A Term Loan Facility”) in an aggregate principal amount equal to $250.0 million (plus the amount of any required OID or upfront fees payable pursuant to the Flex and Securities Demand Letter) (the loans thereunder, the “Tranche A Term Loans”).  The Tranche A Term Loans will be repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date equal to the percentage of the aggregate Commitments in respect of the Tranche A Term Loan Facility set forth opposite such year below (with the installments in each such year being equal in amount):

Period Percentage Year One[1] 2.5% Year Two 7.5% Year Three 10.0% Year Four 10.0% Year Five 10.0% Any amount remaining unpaid shall be due and payable in full at maturity.

Use of Proceeds
To (i) finance the Refinancing of the Existing Debt of the Acquired Business and pay fees and expenses in connection with the foregoing and (ii) to fund the Acquiror’s acquisition of Target up to the amount of any required OID or upfront fees payable pursuant to the Flex and Securities Demand Letter.

 1The period for year one shall commence on January 1, 2009, with the first amortization payment to be paid on March 31, 2009.

Exhibit A-2

Revolving Credit Facility
A five-year revolving credit facility (the “Revolving Credit Facility” and, together with the Tranche A Term Loan Facility, the “ Senior Credit Facilities”) in an aggregate principal amount equal to $50.0 million (the loans thereunder, the “Revolving Credit Loans” and, together with the Senior Term Loans, the “Loans”).

Maturity
The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”); provided that no portion of the Revolving Credit Facility may be utilized to pay amounts to effect the Acquisition or the Refinancing, except as expressly provided in the Commitment Letter.  Amounts repaid under the Revolving Credit Facility may be reborrowed.

Letters of Credit
A portion of the Revolving Credit Facility not in excess of $25.0 million shall be available for standby letters of credit (the “Letters of Credit”) that are issued by (a) one or more Lenders to be selected by the Administrative Agent in consultation with the Acquiror, or (b) an issuing bank selected by the Administrative Agent provided that the Administrative Agent has issued a guarantee of payment to such issuing bank (each such Lender or the issuing bank in such capacity, an “Issuing Bank”).  The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date and the Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Parent or its Subsidiaries in respect of a lease of real property; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day.  To the extent that the Borrower does not so reimburse the Issuing Bank, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

Exhibit A-3

Swing Line Loans
A portion of the Revolving Credit Facility not in excess of $5.0 million shall be available for swing line loans (the “Swing Line Loans”) from a Lender to be selected by the Administrative Agent (in such capacity, the “Swing Line Lender”) on same-day notice.  Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds
The proceeds of the Revolving Credit Loans will be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.  The Revolving Credit Facility is expected to be undrawn at closing (other than for (i) borrowings to pay fees directly associated with the negotiation and consummation of the Senior Credit Facilities, and (ii) outstanding letters of credit in an approximate face amount of $15.0 million).  Letters of Credit will be used to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.

Optional Prepayments and Commitment Reductions
Optional prepayments of borrowings under the Senior Credit Facilities and optional reductions of the unutilized portion of the commitments under the Senior Credit Facilities will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period).  Voluntary prepayments of the Tranche A Term Loan Facility shall be applied to scheduled amortization payments on a pro rata basis.

Exhibit A-4

Mandatory Prepayments and Commitment Reductions
The following amounts (subject to customary exceptions, including replacement of assets and use of insurance proceeds, in each case, within a time period to be agreed) will be applied to prepay the Tranche A Term Loans and reduce the Revolving Credit Facility (without a reduction of the commitments thereunder):

•     100% of the net proceeds of any sale or issuance of equity by, or capital contribution to, the Parent and with exceptions to be agreed upon; provided, however, that no such prepayment of the Senior Credit Facilities shall be required to the extent such net proceeds are applied towards prepayment of the Bridge Loans;

•     100% of the net proceeds of any incurrence of indebtedness after the Closing Date by the Parent or any of its subsidiaries (with exceptions to be agreed upon); provided, however, that no such prepayment of the Senior Credit Facilities shall be required to the extent such net proceeds are applied towards prepayment of the Bridge Loans or refinancing of the Term Loans or the Exchange Notes;

•      100% of the net proceeds of any sale or other disposition of assets by the Parent or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by the Borrower or any of its subsidiaries) (with certain exceptions and reinvestment rights to be agreed upon); and

•      50% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year following the fiscal year in which the Closing Date occurs).

All such mandatory prepayments shall be applied without premium or penalty and shall be applied in the following order:  first, to the prepayment of the Tranche A Term Loan Facility on a pro rata basis, and second, to the Revolving Credit Facility (without a reduction of the commitments thereunder, unless a default or event of default has occurred and is then continuing).

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the amount of the commitments in respect of the Revolving Credit Facility.  Upon the occurrence of a change of control (to be defined in a manner satisfactory to the Arranger), all commitments under the Senior Credit Facilities shall terminate and all outstanding Loans shall become due and payable and Letters of Credit will be cash collateralized.

Exhibit A-5

IV. Collateral and Guarantees.
Collateral
The obligations of each Credit Party in respect of the Senior Credit Facilities and any interest rate hedging obligations of the Borrower owed to the Administrative Agent or its affiliates (“Permitted Secured Hedging Obligations”) will be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note) and all of the capital stock of each Credit Party (other than the Parent) (but limited, in the case of the voting stock of a CFC, to 66-2/3% of all such voting stock to the extent the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) (collectively, the “Collateral”).

All such security interests will be created pursuant to documentation reasonably satisfactory in all respects to the Collateral Agent (including, in the case of real property, by customary items such as reasonably satisfactory title insurance and surveys), and on the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof satisfactory to the Collateral Agent shall have been made) and the Collateral Agent shall have received satisfactory evidence as to the enforceability and priority thereof.  Deposit accounts (other than certain concentration accounts) will not be subject to account control agreements.  The Parent, the Borrower and their subsidiaries will implement, on or before the Closing Date, cash management systems on terms and conditions, and governed by documentation, satisfactory to the Arrangers, pursuant to which all cash and cash equivalents (other than cash and cash equivalents contained in payroll accounts and trust accounts) will be swept (each business day) to one or more concentration accounts in which the Collateral Agent shall have a perfected security interest by control.

Guarantees
The Guarantors will unconditionally guarantee the obligations of each Credit Party in respect of the Senior Credit Facilities and the Permitted Secured Hedging Obligations (the “Guarantees”).  Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

Exhibit A-6

V. Intercreditor Arrangements
The liens securing the Senior Credit Facilities will be senior in priority to the liens securing the Bridge Loan Facility, and any Term Loans or Exchange Notes.  The indebtedness under the Senior Credit Facilities and the Guarantees will rank pari passu in right of payment with the indebtedness under the Bridge Loan Facility, and any Term Loans or Exchange Notes and the guarantees thereof.  The priority of the security interests and related credit rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions satisfactory to the Collateral Agent and the Lenders in their sole discretion.

VI. Other Provisions
Representations and Warranties
Customary for facilities and transactions of this type and others deemed appropriate by the Arrangers for this transaction in particular, including as to:  organization and powers; authorization and enforceability of Senior Loan Documents; no conflicts; financial statements, projections and other information; no material adverse effect; properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws (including gaming and other regulatory matters); organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; labor matters; solvency; employee benefit plans and ERISA; environmental matters; insurance; security documents and validity, perfection and priority of security interests in the Collateral; acquisition documents; and anti-terrorism laws, money laundering activities and dealing with embargoed persons.

Affirmative Covenants
Customary for facilities and transactions of this type and others deemed appropriate by the Arrangers for this transaction in particular, including as to:  delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information;  notices of litigation and other material events; existence; maintenance of business and properties; insurance; obligations and taxes; employee benefits and ERISA; maintaining records; access to properties and inspections; use of proceeds; compliance with environmental laws; environmental reports; interest rate protection; additional collateral and additional guarantors; security interests; further assurances; information regarding collateral; maintenance of corporate separateness, post-closing matters (if any); gaming and other regulatory matters; holding an annual lenders’ meeting; and maintenance of monitored public ratings for the Senior Credit Facilities and corporate family/corporate credit ratings.

Exhibit A-7

Negative Covenants
Customary for facilities and transactions of this type and others deemed appropriate by the Arrangers for this transaction in particular, including limitations on indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; sale and leaseback transactions; investments, loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; capital expenditures; prepayments of other indebtedness; modifications of organizational documents, acquisition documents and certain other documents; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; limitations on accounting changes; changes in fiscal year and fiscal quarter; lease obligations; no further negative pledges; and anti-terrorism laws, money laundering activities and dealing with embargoed persons.  The negative covenants will contain a basket to permit the Borrower to repurchase its outstanding bonds up to an amount, and upon satisfaction of conditions, to be determined.

Special purpose “holding company” covenants shall apply at all times to the Parent.

Financial Covenants
Three financial maintenance covenants to be mutually agreed upon, with (i) the definitions and applicable levels to be agreed upon and (ii) accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with U. S. generally accepted accounting principles.

Events of Default
Customary for facilities and transactions of this type and others deemed appropriate by the Arrangers for this transaction in particular (in certain cases, subject to customary and appropriate grace and cure periods and materiality thresholds to be agreed) including as to: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-defaults; bankruptcy and insolvency events; material judgments; ERISA events; actual or asserted (by or on behalf of any Credit Party) invalidity or impairment of the Intercreditor Agreement, guarantees, security documents or any other Senior Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Senior Loan Documents); and a change of control or ownership (to be defined in a manner satisfactory to the Arrangers).

Exhibit A-8

Voting
Amendments and waivers with respect to the Senior Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities (with certain amendments and waivers also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Lender’s commitment, or (d) modifications to the assignment provisions of the Senior Loan Documents that further restrict assignments thereunder, (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions to any of the voting percentages, (b) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales), or (c) assignments by any Credit Party of its rights or obligations under the Senior Credit Facilities, and (iii) the consent of Lenders holding not less than 66-2/3% of the aggregate principal amount of the Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities shall be required to modify the Intercreditor Agreement.

Assignments and Participations
The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an approved fund (to be defined in the Senior Loan Documents)), to the consent of (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, the Issuing Bank and the Swing Line Lender and (z) with respect to the Revolving Credit Facility only, except in connection with the syndication of the Revolving Credit Loans and the related commitments and so long as (i) no default or event of default has occurred and is then continuing, and (ii) such assignment is to an entity other than another Lender, an affiliate of a Lender or an approved fund, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned).  In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be in an amount to be determined with respect to Tranche A Term Loans and in an amount to be determined with respect to Revolving Credit Loans.  Assignments will be by novation and will not be required to be pro rata among the Senior Credit Facilities.  The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

Exhibit A-9

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued under the Senior Credit Facilities only upon request.

The Senior Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities shall have consented thereto.

Cost and Yield Protection
Each holder of Loans and the Issuing Bank will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Arrangers to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Exhibit A-10

Expenses
The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Syndication Agents, the Arrangers and counsel to the Jefferies Commitment Parties and Documentation Counsel associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Senior Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Syndication Agents, the Arrangers, any other agent appointed in respect of the Senior Credit Facilities and the Lenders (including the fees, disbursements and other charges of counsel and consultants) in connection with the enforcement of the Senior Loan Documents.

Indemnification
The Senior Loan Documents will contain customary indemnities for (i) the Arrangers, the Syndication Agents, the Collateral Agent, the Administrative Agent, the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.
Counsel to the Jefferies Commitment Parties	Proskauer Rose LLP.
Documentation Counsel	Paul, Hastings, Janofsky & Walker LLP.

*  *  *

Exhibit A-11

ANNEX A-I TO EXHIBIT A
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) the Eurodollar Rate plus the Applicable Margin;

provided that (i) all Swing Line Loans shall bear interest based upon the Base Rate for Revolving Loans and (ii) until the earlier to occur of (i) the 5th day following the Closing Date or (ii) the date upon which (A) the commitments and outstanding loans and other extensions of credit of (i) Jefferies Funding and its affiliates in respect of the Bridge Loan Facility have been reduced to zero, and (ii) Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities have been reduced to $45.0 million or less in the aggregate, all Loans shall bear interest based upon the Base Rate.

The Borrower may elect interest periods of one, two, three or six months for Eurodollar Loans.

As used herein:

“Applicable Margin” means:

(A) with respect to Revolving Credit Loans,  (i) 3.00%, in the case of Base Rate Loans (as defined below) and (ii) 4.00%, in the case of Eurodollar Loans (as defined below); and

(B) with respect to Tranche A Term Loans, (i) 3.00%, in the case of Base Rate Loans and (ii) 4.00%, in the case of Eurodollar Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50%, and (iii) 5.25% per annum.

Annex A-I-1

“Eurodollar Rate” means the higher of (i) the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested interest period) are offered to major banks in the London interbank market 2 business days prior to the commencement of the requested interest period adjusted by the reserve percentage prescribed by governmental authorities as determined by the Administrative Agent, and (ii) 3.25% per annum.

Interest Payment Dates
With respect to Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date and, in the case of any interest period longer than three months, on each successive three months after the first day of such interest period and on the applicable maturity date.

With respect to Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period.
Unutilized Commitment Fee
The Borrower shall pay a commitment fee (the “Unutilized Commitment Fee”) calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. Swing Line Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees
The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans made or maintained as Eurodollar Loans on the face amount of each such Letter of Credit.  Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Bank on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Bank for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account.

Annex A-I-2

Default Rate
At any time during a default or an event of default under the Senior Credit Facilities, outstanding Loans and other amounts payable under the Senior Credit Facilities shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

*  *  *

Annex A-I-3

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE LOANS

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

I. Parties.
Borrower	Initially, the Acquiror; provided that immediately following the Merger, by operation of law, Landry’s Restaurants, Inc., a Delaware corporation shall become the borrower (the “Borrower”).
Guarantors	Each of the Guarantors (as defined in Exhibit A) under the Senior Credit Facilities (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).
Sole Lead Arranger, Sole Syndication Agent and Sole Book-Runner	Jefferies Funding and/or one or more of its designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.
Administrative Agent	Jefferies Funding and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.
Collateral Agent	Jefferies Funding and/or one or more of its designees (in such capacity, the “Collateral Agent”).
Lenders	A syndicate of banks, financial institutions and other entities arranged by the Arranger (the “Lenders”).
Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 17 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).
Bridge Loan Documents	The definitive documentation governing or evidencing the Bridge Loans, the Term Loans and the Exchange Notes (the “Bridge Loan Documents”).
II. Bridge Loan Facility.
Bridge Loans
An aggregate principal amount of $315.0 million of Senior Secured Increasing Rate Bridge Loans due 2009 (the “Bridge Loans”).  At the option of the Lenders, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms.

Exhibit B-1

Use of Proceeds	To finance, in part, the Acquisition, to finance the Refinancing of the Existing Debt of the Acquired Business and pay fees and expenses in connection with the foregoing.
Maturity	One-year from the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).
Rollover
If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into Term Loans due on the fifth-anniversary of the Bridge Loan Maturity Date (the “Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted.  The Term Loans will have the terms set forth in Exhibit C to this Commitment Letter.  Under certain circumstances, Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Exhibit C to this Commitment Letter.  The Exchange Notes will be issued under an indenture that will have the terms set forth on Exhibit C to this Commitment Letter.

“Conversion Default” shall mean (i) any default under the Bridge Loan Documents, (ii) any payment default under the Senior Credit Facilities or any other material indebtedness, (iii) any bankruptcy default (to be defined in the Bridge Loan Documents), or (iv) any payment default under any Financing Letter.

The Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth on Exhibit C to this Commitment Letter.

III. Certain Payment Provisions.
Interest
The Bridge Loans will bear interest at a rate per annum equal to three month LIBOR, adjusted quarterly, plus a spread of 8.50% (the “Rate”).  The Rate will increase by (i) 50 basis points upon the 90-day anniversary of the Closing Date plus (ii) an additional 50 basis points upon each 90-day anniversary following the 90-day anniversary of the Closing Date.  Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans.  Notwithstanding the limitations set forth in this paragraph, interest will accrue on any overdue amount (whether interest or principal), to the extent lawful, at a rate per annum equal to 200 basis points over the then current interest rate on the Bridge Loans until such amount (plus all accrued and unpaid interest) is paid in full.  For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.  Interest on the Bridge Loans (excluding default interest (if any)) (i) shall not exceed 16.00% per annum (the “Interest Rate Cap”), and (ii) shall not at any time be less than 12.00% per annum (the “Interest Rate Floor”).  To the extent the interest payable on the Bridge Loans (excluding default interest (if any)) exceeds 13.00% per annum (the “Cash Interest Rate Cap”), the Borrower shall have the option to pay such excess interest by capitalizing it to principal on the Bridge Loans.

Exhibit B-2

Optional Repayment
The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon five business days’ prior written notice at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Mandatory Repayment
The Borrower will repay the Bridge Loans with the net proceeds (subject to customary exceptions, including replacement of assets and use of insurance proceeds, in each case, within a time period to be agreed) from (i) any direct or indirect public offering or private placement of Notes or any other issuance or sale of debt securities or equity securities of the Borrower, a parent holding company of the Borrower or any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money (other than Loans under the Senior Credit Facilities as in effect on the Closing Date, and certain other limited exceptions to be agreed upon) by the Borrower, a parent holding company of the Borrower or any of their subsidiaries, and (iii) sales of assets (with customary exceptions to be agreed upon) or receipt of insurance or condemnation proceeds by the Borrower, a parent holding company of the Borrower or any of their subsidiaries, subject to the required (if any) prior prepayment of any Loans outstanding under the Senior Credit Facilities, in each case at 100% of the principal amount of the Bridge Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment.

Change of Control
Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder at a price of 101% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a change of control (to be defined in the Bridge Loan Documents in a manner satisfactory to the Arranger).

Exhibit B-3

IV. Collateral and Guarantees.
Collateral
The obligations of each Credit Party in respect of the Bridge Loans will be secured by a perfected second priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note), and all of the capital stock of each Credit Party (other than the Parent) (but limited, in the case of the voting stock of a CFC, to 66-2/3% of all such voting stock to the extent the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) (collectively, the “Collateral”).

All such security interests will be created pursuant to documentation reasonably satisfactory in all respects to the Collateral Agent (including, in the case of real property, by customary items such as reasonably satisfactory title insurance and surveys), and, on the Closing Date, such security interests shall have become perfected  (or arrangements for the perfection thereof satisfactory to the Collateral Agent shall have been made) and the Collateral Agent shall have received satisfactory evidence as to the enforceability and priority thereof.  Deposit accounts (other than certain concentration accounts) will not be subject to account control agreements. The Parent, the Borrower and their subsidiaries will implement, on or before the Closing Date, cash management systems on terms and conditions, and governed by documentation, satisfactory to the Arranger, pursuant to which all cash and cash equivalents (other than cash and cash equivalents contained in payroll accounts and trust accounts entered into in the ordinary course of business substantially consistent with past practice) will be swept (each business day) to one or more concentration accounts in which the Collateral Agent shall have a perfected security interest by control.

Exhibit B-4

Guarantees
The Guarantors will unconditionally guarantee the obligations of each Credit Party in respect of the Bridge Loans (the “Guarantees”).  Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V. Intercreditor Arrangements.
The liens securing the Bridge Loan Facility will be junior in priority to the liens securing the Senior Credit Facilities.  The indebtedness under the Bridge Loan Facility and the Guarantees will rank pari passu in right of payment with the indebtedness under the Senior Credit Facilities and the guarantees thereof.  The priority of the security interests and related credit rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions satisfactory to the Administrative Agent and the Lenders in their sole discretion.

VI. Other Provisions.
Representations and Warranties
Customary for facilities and transactions of this type and others deemed appropriate by the Arranger for this transaction in particular (including those specified under the caption “Representations and Warranties” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans.

Covenants
Customary for facilities and transactions of this type and others deemed appropriate by the Arranger for this transaction in particular (including those specified under the captions “Affirmative Covenants”, “Negative Covenants” and “Financial Covenants” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans.

Events of Default; Remedies
Customary for facilities and transactions of this type and others deemed appropriate by the Arranger for this transaction in particular (in certain cases, subject to customary and appropriate grace and cure periods and materiality thresholds to be agreed), with such changes and additions as are appropriate in connection with the Bridge Loans.  The engagement of an investment bank other than an investment bank satisfactory to the Arranger in its sole discretion in order to provide Permanent Instruments (as defined in the Engagement Letter) shall be deemed an event of default.

Exhibit B-5

Voting
Amendments and waivers with respect to the Bridge Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder, (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions to any of the voting percentages, (b) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales), or (c) assignments by any Credit Party of its rights or obligations under the Bridge Loan Facility, and (iii) the consent of Lenders holding not less than 66-2/3% of the aggregate principal amount of the Bridge Loans shall be required to modify the Intercreditor Agreement.

Transferability
Each holder of Bridge Loans will be free to sell or transfer all or any part of its Bridge Loans to any third party with the consent of the Administrative Agent (not to be unreasonably withheld) and to pledge any or all of the Bridge Loans to any commercial bank or other institutional lender.

Cost and Yield Protection
Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Exhibit B-6

Expenses
The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Arranger associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (including the fees, disbursements and other charges of counsel and consultants) in connection with the enforcement of the Bridge Loan Documents.

Indemnification
The Bridge Loan Documents will contain customary indemnities for (i) the Arranger, the Syndication Agent, the Collateral Agent, the Administrative Agent, the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.
Counsel to the Arranger, the Collateral Agent and the Administrative Agent	Proskauer Rose LLP.

*  *  *

Exhibit B-7

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF TERM LOANS
AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Term Loans and the Exchange Notes and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit C have the meanings set forth elsewhere in this Commitment Letter.

Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans.  The Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Term Loans will mature on the fifth anniversary of the Bridge Loan Maturity Date.
Interest Rate
The Term Loans will bear interest at a floating rate per annum (the “Interest Rate”) equal to the sum of the Conversion Rate, reset quarterly, plus the Conversion Spread (each defined and determined as set forth below); provided that at no time will the Interest Rate be less than the Interest Rate Floor or exceed the Interest Rate Cap.  To the extent interest payable on the Term Loans (excluding any default interest (if any)) on any quarterly interest payment date is at a rate that exceeds the Cash Interest Rate Cap, the Borrower shall have the option to pay such excess interest by capitalizing it to principal on the Term Loans.

“Conversion Rate” with respect to any Term Loan for any interest period, shall mean the per annum rate equal to the current rate on the Bridge Loans on the Bridge Loan Maturity Date, plus 50 basis points, all as determined two business days prior to the commencement of such interest period.

“Conversion Spread” with respect to any Term Loans, shall mean zero basis points during the three-month period commencing on the Bridge Loan Maturity Date and shall increase by 50 basis points per annum at the beginning of each subsequent three-month period.

Notwithstanding the foregoing, after the occurrence and during the continuation of a default or an event of default, interest will accrue on the Term Loans at the then-applicable rate plus 2.0% per annum.  Interest will be payable in arrears at the end of each interest period and on the maturity date of the Term Loans, except that default interest will be payable on demand.

Exhibit C-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days prior notice, the Term Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash).  The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.  The Borrower will appoint a trustee acceptable to the Lenders.

Maturity Date	The Exchange Notes will mature on the fifth anniversary of the Bridge Loan Maturity Date.
Interest Rate
Each Exchange Note will bear interest (at the sole option of the holder of such Exchange Note) at (i) a fixed rate equal to the interest rate on the Term Loan surrendered in exchange for such Exchange Note as of the date of such exchange, or (ii) a floating rate per annum equal to 3-month LIBOR (as adjusted at the end of each interest period and adjusted for all applicable reserve requirements) plus 8.50% plus any increases in the Rate on or before the Bridge Loan Maturity Date pursuant to the rate increases described above under the caption “Interest”.

To the extent interest payable on any Exchange Note is at a rate (excluding any default interest (if any)) that exceeds the Cash Interest Rate Cap, the Borrower shall have the option to pay such excess interest by capitalizing it to principal on the Exchange Note.  Interest will be payable in arrears at the end of each fiscal quarter of the Borrower.  Default interest will be payable on demand.

Optional Redemption
Exchange Notes will be non-callable until the second anniversary of the Bridge Loan Maturity Date.  Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the fourth anniversary of the Bridge Loan Maturity Date.

Defeasance Provisions of Exchange Notes	Customary.
Modification	Customary.
Change of Control	Customary at 101%.

Exhibit C-2

Registration Rights
No registration rights will exist until the date (the “Trigger Date”) on which at least $100.0 million in aggregate principal amount of Exchange Notes are outstanding.  Prior to the Bridge Loan Maturity Date, the Borrower will file and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”).  The filing of the Shelf Registration Statement will be a condition precedent to the conversion of the Bridge Loans to Term Loans.  If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of all of the Exchange Notes.  If within 120 days from the Bridge Loan Maturity Date (the “Effectiveness Date”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest of 50 basis points per annum on the principal amount of Exchange Notes and Term Loans outstanding to holders of such Exchange Notes and Term Loans who are unable freely to transfer Exchange Notes from and including the 121st day after the Bridge Loan Maturity Date to but excluding the effective date of such Shelf Registration Statement.  On the 90th day after the Effectiveness Date, the liquidated damages shall increase by 50 basis points per annum, and on each 90-day anniversary thereafter, shall increase by 50 basis points per annum, to a maximum increase in interest of 200 basis points per annum (such damages to be payable by capitalizing them to principal on the Term Loans or the Bridge Loans or by issuing additional Term Loans or Exchange Notes, as applicable, if the interest rate thereon exceeds the Cash Interest Rate Cap).  The Borrower will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder.  All accrued liquidated damages will be paid on each quarterly interest payment date. For the avoidance of doubt, the amount of liquidated damages payable hereunder is in addition (and not otherwise subject) to any other interest rate caps or limitations (including the Cash Interest Rate Cap and the Interest Rate Cap) contained in any Financing Letter.

Covenants	The Indenture will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities.

Exhibit C-3

Events of Default	The Indenture will provide for events of default similar to those contained in an indenture governing publicly traded high yield debt securities.

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Exhibit C-4

EXHIBIT D TO COMMITMENT LETTER

SUMMARY OF TERMS OF PREFERRED EQUITY OFFERING

Set forth below is a summary of certain of the terms of the Preferred Equity Offering and the documentation related thereto.  Capitalized terms used and not otherwise defined in this Exhibit D have the meanings set forth elsewhere in this Commitment Letter.

Securities Offered
$50.0 million of Series A Preferred Stock of the Acquiror, which shall be a Delaware corporation, together with shares issued, if any, in satisfaction of accumulated dividends.  Each share of Series A preferred stock will have a liquidation preference of $1,000 per share.

Maturity
The Series A preferred stock matures on the seventh anniversary of the Closing Date.  The Series A preferred stock may be redeemed at the Acquiror’s option as described below under “Optional Redemption”.

Dividend Payment Dates	Quarterly in arrears.
Dividends
Holders will be entitled to receive dividends on the Series A preferred stock at a rate per year equal to 18.0% (which dividends may be paid, in whole or in part, in kind) of the sum of (i) the stated value per share plus (ii) accumulated dividends not paid in cash (such sum, the “liquidation preference”).  All dividends will be cumulative on a daily basis from the date of issuance and will be payable quarterly (or compound, as the case may be) in arrears on each dividend payment date.

Ranking	The Series A preferred stock will be the Acquiror senior equity securities. Accordingly, it will be senior in right of payment to all common stock and other equity securities of the Acquiror.
Voting Rights
Holders of Series A preferred stock will have no voting rights with respect to general corporate matters, except as provided by law or, in certain limited circumstances, as set forth in the certificate of designations creating the Series A preferred stock.

Exhibit D-1

Optional Redemption
The Acquiror may redeem some or all of the shares of Series A preferred stock, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, at any time at the percentages of liquidation preference indicated below:

	At any time during	Percentage

	Year 3	103.0%

	Year 4	102.0%

	Year 5	101.0%

	Year 6 and thereafter	100.0%
	; provided that the Preferred Stock may not be redeemed prior to the second anniversary of the Closing Date.
Change of Control
If Acquiror experiences a change of control, it will be required to offer to purchase the Series A preferred stock at a purchase price of 101% of the liquidation preference thereof on the date of repurchase.

Covenants	Covenants (other than financial maintenance covenants) customary for transactions of this type and others deemed appropriate by Jefco (in its reasonable discretion) for this transaction in particular.
Change in Issuer of Preferred Equity
Subject to the mutual agreement of you and Jefco, the Preferred Stock may be issued by the Parent instead of the Acquiror, subject to the negotiation of covenants (other than financial maintenance covenants) customary for transactions of this type and others deemed appropriate by Jefco (in its reasonable discretion) for this transaction in particular.

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Exhibit D-2

EXHIBIT E TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit E have the meanings assigned to them elsewhere in this Commitment Letter.  The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities and the purchase of the Preferred Equity are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter and those summarized below.

GENERAL CONDITIONS

1.           Concurrent Financings.  The Equity Contribution shall have been made and the Acquiror shall have received the proceeds thereof which, together with the proceeds on the Closing Date from the Debt Financing and the Preferred Equity Offering, shall be sufficient to pay the Purchase Price and all related fees, commissions and expenses.  The definitive documents relating to each Debt Financing (the “Definitive Debt Documents”) and the Preferred Equity Offering (the “Definitive Equity Documents”) shall be prepared by our counsel and shall be in form and substance satisfactory to us.

2.           Acquisition.  The Acquisition shall have been consummated in accordance with the definitive documentation relating thereto or entered into in connection therewith (collectively, the “Definitive Acquisition Documents”) and all conditions precedent to the consummation thereof shall have been satisfied or, with our written approval, waived.  The structure used to consummate the Acquisition, the terms thereof (including the terms of the Equity Contribution and any payments to existing management of the Acquired Business), the costs and expenses incurred in connection therewith, the pro forma capitalization of the Parent, the Acquiror and their respective subsidiaries (including the Acquired Business) (collectively, the “Company”), after giving effect to the Transactions, and the Definitive Acquisition Documents shall, in each case, be in form and substance satisfactory to us. The Definitive Acquisition Documents shall be in full force and effect on the Closing Date.  Without limiting the foregoing, all agreements relating to, and the corporate structure and management of, the Company and all organizational documents of such entities, shall be satisfactory to us.

3.           Refinancing of Existing Debt; Minimum Availability; Working Capital and Capital Expenditures.  Concurrently with the consummation of the Acquisition, the Existing Debt of the Acquired Business shall have been Refinanced in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to us.  After giving effect to the Transactions, the Company shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing or the Notes in lieu of the Bridge Loan Facility, (ii) the approximately $400.0 million of indebtedness of the Gaming Business (plus the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date of the Commitment Letter), (iii) such other limited indebtedness as may be agreed to by us, and (iv) the Preferred Equity Offering.  We shall be reasonably satisfied that, after giving effect to the consummation of the Transactions, the Borrower shall have at least $50.0 million in availability under the Revolving Credit Facility (less (A) borrowings used to pay fees directly associated with the negotiation and consummation of the Senior Credit Facilities, and (B) outstanding letters of credit in an approximate face amount of $15.0 million).

4.           Financial Statements; Financial Performance.  At least 45 days prior to the Closing Date, we shall have received audited financial statements of the Acquired Business for each of the three fiscal years immediately preceding the Acquisition and any appropriate unaudited financial statements (each of which shall have undergone a SAS 100 review) for any interim period or periods and all other recent, probable or pending acquisitions (including pro forma financial statements), all meeting the requirements of Regulation S-X under the Securities Act of 1933 for Form S-1 registration statements.  Such financial statements shall show (a) pro forma consolidated adjusted EBITDA of the Acquired Business (other than the

Exhibit E-1

Gaming Business, the Unrestricted Subsidiaries and any other non-Guarantors) after giving effect to the Transactions (calculated in a manner we agree is appropriate) for the latest twelve-month period for which financial statements are available of not less than $127.5 million, (b) pro forma maximum total leverage of the Parent and its subsidiaries (other than the Gaming Business, the Unrestricted Subsidiaries and any other non-Guarantors) after giving effect to the Transactions (calculated in a manner we agree is appropriate) for the latest twelve-month period for which financial statements are available of not greater than 4.4 to 1.0, and (c) consolidated EBITDA of the Gaming Business for the latest twelve-month period for which financial statements are available of not less than $58.5 million (each such condition in clauses (a) through (c), a “Financial Performance Condition”).

5.           Material Adverse Effect.  There shall not have been any event, development, change or circumstance since December 31, 2007 (the date of the most recent audited financial statements of the Acquired Business delivered to us as of the date hereof) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a Material Adverse Effect.  The term “Material Adverse Effect” shall mean (a) a material adverse effect on the condition (financial or otherwise), results of operation, assets, liabilities, (contingent or otherwise), properties, solvency, business, management or material agreements of the Credit Parties, taken as a whole, (b) a material adverse effect on the condition (financial or otherwise), properties, solvency, business, management or material agreements of the Gaming Business, taken as a whole, (c), a material adverse effect on any of the Transactions or any of the other transactions contemplated by the Financing Letters, or (d) the failure by any of the Credit Parties or the Gaming Business to satisfy an applicable Financial Performance Condition, except in each case for any such effects resulting from, arising out of or relating to (i) the taking by the Company of any action or incurring of any expense in connection with this Agreement or any of the Transactions, (ii) the entry into or announcement of this Commitment Letter and the Transactions, (iii) any change in interpretations of (A) U.S. generally accepted accounting principles or (B) any foreign, federal, state or local statute, law, rule or regulation, (iv) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its subsidiaries operates or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets (which changes do not affect the Company and its subsidiaries to a materially disproportionate degree), (v) any action taken by Jefferies Funding, Jefferies Finance, Jefco or WFF or any of their respective affiliates (other than the Parent or the Acquiror), (vi) any natural disaster or act of God, or (vii) any act of terrorism or outbreak or escalation of hostilities or armed conflict.

6.           Consents and Approvals.  All necessary governmental, regulatory, shareholder and third-party approvals and consents necessary in connection with the Transactions shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority that could reasonably be expected to restrain, prevent or otherwise impose adverse conditions on any of the Transactions.

7.           Litigation, etc.  There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that is not covered by insurance and that (a) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (b) has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Company to perform its obligations under the Definitive Debt Documents or the Definitive Equity Documents, or (c) has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the rights and remedies of the Investors (or a trustee, agent or other representative on their behalf) under the Definitive Debt Documents or the Definitive Equity Documents.

Exhibit E-2

8.           Performance of Obligations.  All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Financing Letters or otherwise payable to us, our affiliates, or the Investors or any of their respective affiliates, shall have been paid to the extent due.  You shall have complied with all of your other covenants, agreements and obligations under the Financing Letters and the Financing Letters shall be in full force and effect.  All of your representations and warranties in the Financing Letters shall be true and correct on the date hereof and on the Closing Date.

9.           Customary Closing Documents.  All documents required to be delivered under the Definitive Debt Documents and the Definitive Equity Documents, including lien, litigation and tax searches, and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered.  Without limiting the foregoing, you shall have delivered (a) at least 5 business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, and (b) a certificate from the chief financial officer of the Company, in form and substance reasonably satisfactory to us, as to the solvency of each Company, after giving effect to the Transactions.

10.           Due Diligence.  We shall be satisfied with the results of our legal, regulatory and tax due diligence investigation of the Company.

In addition, the making of all loans and other extensions of credit (including the issuance, amendment, extension or renewal of each Letter of Credit) under the Facilities and the purchase of the Preferred Equity are conditioned upon satisfaction of the following conditions precedent:

11.           Absence of Defaults.  There shall not exist (pro forma for the Transactions) any default or event of default under any of the Definitive Debt Documents or the Definitive Equity Documents.

12.           Accuracy of Representations and Warranties.  The representations and warranties in the each of the Definitive Debt Documents and the Definitive Equity Documents shall be true and correct in all material respects.

13.           Absence of Legal Bar.  There shall be no legal bar to the making of such loan or extension of credit.

14.           Delivery of Notice.  The Administrative Agent thereunder shall have received a duly-completed and timely-delivered (i) notice of borrowing or (ii) in the case of the issuance, amendment, extension or renewal of a Letter of Credit, a notice requesting the issuance, amendment, extension or renewal thereof.

ADDITIONAL CONDITION PRECEDENT TO THE SENIOR CREDIT FACILITIES

1.           Security.  The Collateral Agent, for the benefit of the Lenders under the Senior Credit Facilities, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” in form and substance satisfactory to the Arranger.  We shall have received satisfactory assurances that an ALTA title insurance policy insuring the interest of the Lenders under the Senior Credit Facilities in the real property securing the Senior Credit Facilities located in Kemah, Texas or with an appraised value equal to or greater than $5.0 million has been obtained, in form and substance satisfactory to us; provided that, notwithstanding anything to the contrary, you shall not be required to pay more than $250,000 in premiums to obtain such insurance policy.

Exhibit E-3

2.           Preferred Equity Offering; Bridge Loan Facility or Notes Offering.  The Preferred Equity Offering, to the extent required to consummate the Acquisition, and the Bridge Loan Facility or the Notes Offering shall have been consummated on the terms and conditions set forth in the Commitment Letter.

ADDITIONAL CONDITIONS PRECEDENT TO THE BRIDGE LOANS

1.           Security.  The Collateral Agent, for the benefit of the Lenders under the Bridge Loan Facility, shall have been granted perfected second priority security interests in all assets of the Credit Parties to the extent described in Exhibit B to this Commitment Letter under the heading “Collateral” in form and substance satisfactory to the Arranger.  We shall have received satisfactory assurances that an ALTA title insurance policy insuring the interest of the Lenders under the Bridge Loan Facility in the real property securing the Bridge Loans located in Kemah, Texas or with an appraised value equal to or greater than $5.0 million has been obtained, in form and substance satisfactory to us; provided that, notwithstanding anything to the contrary, you shall not be required to pay more than $250,000 in premiums to obtain such insurance policy.

2.           Prior Marketing of Permanent Instruments.  We shall be reasonably satisfied that the Company and the Acquiror have used their best efforts to cause the Permanent Instruments (as defined in the Engagement Letter) to be issued and sold prior to the Closing Date, which efforts shall include (a) delivery to us of (i) as soon as practicable and in no event later than 45 days prior to the Closing Date, a complete (as determined by us) initial draft of a Rule 144A confidential offering memorandum relating to the issuance of the Notes, containing all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act, and all other data (including selected financial data) that would be required in a registered offering of the Notes on a Form S-1 registration statement (collectively, the “Required Information”), and (ii) as soon as practicable and in no event later than 30 days prior to the Closing Date, a complete printed preliminary offering memorandum usable in a customary high-yield road show relating to the issuance of the Exchange Notes that contains all Required Information, and (b) the participation of senior management and representatives of the Acquiror and the Acquired Business in the road show.  We shall have been offered a period of not less than 30 consecutive days after delivery of such complete printed preliminary offering memorandum to seek to place the Notes.

3.           Comfort Letter.  The independent accountants that have audited the financial statements contained in the Rule 144A confidential offering memorandum relating to the issuance of the Notes shall make available and have delivered to us prior to the anticipated pricing date of the applicable offering, in a form they are prepared to execute whether or not the transaction prices, to the extent required by us, a draft of an agreed upon comfort letter in accordance with the requirements of SAS 72 and SAS 100 covering the confidential offering memorandum (including any documents incorporated by reference therein).

4.           Preferred Equity Offering; Senior Credit Facilities.  The Preferred Equity Offering, to the extent required to consummate the Acquisition, shall have been consummated on the terms and conditions set forth in the Commitment Letter.  The Senior Credit Facilities shall have been consummated substantially concurrently with the Preferred Equity Offering, in each case on the terms and conditions set forth in the Commitment Letter.

Exhibit E-4

ADDITIONAL CONDITION PRECEDENT TO THE PREFERRED EQUITY OFFERING

1.           Debt Financings.  Substantially concurrently with the Preferred Equity Offering on the Closing Date, the Debt Financings shall have been consummated on the terms and conditions set forth in the Commitment Letter.

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Exhibit E-5